EXHIBIT 3.1

AMENDED AND RESTATED

(approved 10/17/19 – filed 11/4/19)

ARTICLES OF INCORPORATION

OF

CONSUMERS BANCORP, INC.

The undersigned, desiring to form a corporation for profit; under the General Corporation Law of Ohio, does hereby certify:

FIRST: The name of this Corporation shall be Consumers Bancorp, Inc.

SECOND: The place in Ohio where its principal office is to be located is Minerva, Stark County, Ohio.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

FOURTH: The aggregate number of shares of stock of all classes which the corporation shall have authority to issue is eight million eight hundred and fifty thousand shares (8,850,000), of which eight million five hundred thousand (8,500,000) shares shall be common stock with no par value (“Common Stock”) and of which three hundred fifty thousand (350,000) shares shall be preferred stock, with no par value (“Preferred Shares”).

The shares of such classes shall have the following express terms:

EXPRESS TERMS OF THE PREFERRED SHARES

(A) The Board of Directors of the corporation is hereby granted the authority, subject to the provisions of this FOURTH Article and to the limitations prescribed by law, to classify the unissued shares of Preferred Shares into one or more series of Preferred Shares and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Shares (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Shares.

The authority of the Board of Directors with respect to each series of Preferred Shares shall include, but not be limited to, the determination or fixing of the following:

(i)     The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of the series.

(ii)     The dividend rate, if any, of the series, the conditions and dates upon which any dividends shall be payable, the relation which the dividends payable on the series shall bear to the dividends payable on any other class or classes of stock or any other series of Preferred Shares, and whether the dividends shall be cumulative, noncumulative or partially cumulative.

(iii)     Whether the shares of the series shall be subject to redemption by the Corporation and whether such redemption is at the option of the Corporation, the holder of shares of the series or any other person, and, if made subject to redemption, the times, prices and other terms and conditions of the redemption.

(iv)     The rights of the holders of the shares of the series upon the dissolution of, or upon the distribution of assets of, the Corporation, and the amount payable on the shares of the series in the event of voluntary or involuntary liquidation of the Corporation.

(v)     The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(vi)     Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other classes or of any other series of any class or classes of stock of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of the conversion or exchange.

(vii)     The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(viii)     Any other rights, preferences or limitations of the shares of such series as may be permitted by law.

The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (i) through (viii), inclusive, of this Section A.

(B) The holders of shares of each series of Preferred Shares shall be senior to the Common Stock in payment of dividends and payment in respect of liquidation or dissolution.

(C) Except as otherwise required by law and except for such voting rights with respect to the election of directors or other matters as may be stated in the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Shares, no holder of any series of Preferred Shares shall have any right to vote shares of Preferred Shares on any matters voted upon by shareholders of the Corporation.

EXPRESS TERMS OF THE COMMON STOCK

The Common Stock shall be subject to the express terms of the Preferred Shares and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock and except as otherwise provided by law; the holders thereof shall be entitled to one vote for each share of such stock on all matters voted upon by shareholders of the Corporation. (approved 10/28/09, filed 12/16/09).

FIFTH: The number of Directors of the Corporation shall be fixed from time to time by its Code of Regulations and may be increased or decreased as therein provided, but the number thereof shall in no event be less than seven (7). The Board of Directors shall be divided into three (3) classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible, with the term of office of one class expiring each year. At the Organization Meeting of Shareholders, Directors of the first class shall be elected to hold office for a term expiring at the next succeeding Annual Meeting, Directors of the second class shall be elected to hold office for a term expiring at the second succeeding Annual Meeting and Directors of the third class shall be elected to hold office for a term expiring at the third succeeding Annual Meeting. Thereafter, at each Annual Meeting of shareholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting after such election. In the event of any increase in the number of Directors of the Corporation, the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be possible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decrease equally as nearly as possible and, if necessary to comply with Ohio law concerning the minimum number of Directors permitted to constitute a class of Directors, the number of classes of Directors shall be decreased.

SIXTH: (A) Except as otherwise provided in Clause (B) of this Article SIXTH:

(i) any merger or consolidation of the Corporation with or into any other corporation;

(ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation to or with any other corporation, person or other entity;

(iii) the issuance or transfer of any securities of the Corporation by the Corporation to any other corporation, person or other entity for cash;

shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Corporation which are not beneficially owned by such other corporation, person or other entity if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, considered for the purposes of this Article SIXTH as one class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange.

(B) The provisions of this Article SIXTH shall not apply to any transaction described in clauses (i), (ii) or (iii) of Clause (A) of this Article SIXTH, (i) with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of Directors, considered for this purpose as one class, is owned of record or beneficially by the Corporation and/or its subsidiaries; (ii) with another corporation, person or other entity if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors; (iii) approved by resolution adopted by the affirmative vote of at least a majority of the members of the whole Board of Directors of the Corporation at any time prior to the consummation thereof; (iv) with another corporation, person or other entity if, as of the date of the amendment of these Articles of Incorporation to include this Article SIXTH, such corporation, person or entity owned 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote in the election of Directors; or (v) with another corporation, person or entity if such corporation, person or entity is an heir, devisee or assign of a shareholder described in (iv) above that, as a result of such inheritance, devise or assignment from a shareholder described in (iv) above, owns 10% or more of the capital stock of the Corporation entitled to vote in the election of the Directors.

(C) For the purposes of this Article SIXTH, a corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation, or which is its "affiliate" or "associate" as those terms were defined in Rule 12b-2 of the general rules and regulations under the Securities Exchange Act of 1934. For the purposes of this Article SIXTH, the outstanding shares of any class of capital stock of the Corporation shall include shares deemed owned through the application of clauses (i) and (ii) of this Clause (C) but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(D) The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article SIXTH, on the basis of information then known to it, whether (i) any other corporation, person or other entity beneficially owns, directly or indirectly, 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, or is an "affiliate" or an "associate" (as defined above) of another, (ii) any proposed sale, lease, exchange or other disposition of part of the assets of the Corporation involves a substantial part of the assets of the Corporation, and (iii) the memorandum of understanding referred to above is substantially consistent with the transaction to which it relates. Any such determination by the Board shall be conclusive and binding for all purposes of this Article SIXTH.

SEVENTH: The Board of Directors of the Corporation, when evaluating any offer of another party to (i) purchase or exchange any securities of property for any outstanding equity securities of the Corporation, (ii) merge or consolidate the Corporation with another corporation, or (iii) purchase or otherwise acquire all of substantially of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholder, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation the financial and managerial resources and future prospects and its subsidiaries and other depositors, employees, and other constituents of the Corporation and its subsidiaries; and the possible effects on the communities and the public interest which the Corporation and its subsidiaries serve. In evaluation any such offer, the Board of Directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the Corporation within the meaning of Section 1701.13 of the Ohio Revised Code as it may be amended from time to time, and the Corporation's Code of Regulations.

EIGHTH: When authorized by the affirmative vote of a majority of the Board of Directors, without the action of approval of the shareholders of this Corporation, this Corporation may redeem, purchase, or contract to purchase at any time and from time to time, shares of any class issued by this Corporation for such prices and upon and subject to such terms and conditions as the Board of Directors may determine.

NINTH: The statutes of Ohio require that action on certain specified matters at a shareholders' meeting shall be taken by the affirmative vote of the holders of more than a majority of shares entitled to vote thereon, unless other provision is made in the Articles of Incorporation. On all these specified matters, action may be taken by the affirmative vote of a two-thirds majority of shares entitled to vote thereon or, if the vote is required to be by classes, by the affirmative vote of a two-thirds majority of each class of shares entitled to vote thereon as a class, except that any amendment, alteration, addition to or repeal of Article SIXTH or this Article NINTH and of any of the matters specified above in Article SIXTH as requiring a vote other than the affirmative vote of the holders of a two-thirds majority of the shares entitled to vote thereon, may only be taken by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote thereon, considered for the purposes of this Article as one class.

TENTH: The holder of any share or shares of any class issued by the Corporation shall, upon the offering or sale for cash of shares of the same class by the Corporation, have the right to purchase, during a reasonable time and pursuant to reasonable terms fixed by the Board of Directors, shares in proportion to that shareholder's respective holdings of shares of such class, unless the shares offered or sold by the Corporation are in any of categories precluded from such pre-emptive rights pursuant to Section 1701.15 of the Ohio Revised Code.